Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182288

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 1, 2012)

$50,000,000
Common Stock

We have previously entered into an At-The-Market Sales Agreement with MLV & Co. LLC (formerly McNicoll, Lewis & Vlak LLC), or MLV, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus.  In accordance with the terms of the sales agreement, dated December 23, 2010, we may offer and sell shares of our common stock, $0.001 par value, having an aggregate offering price of up to $50.0 million from time to time through MLV, acting as agent.

Under the terms of the sales agreement, we may also sell our common stock to MLV, as principal for its own account, at a price negotiated at the time of sale.  If we sell shares to MLV in this manner, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FXEN.”  The last reported sale price of       our common stock on August 23, 2012, was $7.75 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through the NASDAQ Global Select Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law.  MLV will act as sales agent on a commercially reasonable efforts basis.  There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

MLV will be entitled to compensation at a fixed commission rate of up to 3% of the gross sales price per share sold.  In connection with the sale of the common stock on our behalf, MLV may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of MLV may be deemed to be underwriting commissions or discounts.

Before buying shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 24, 2012.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

About this Prospectus Supplement	S-1
Forward-Looking Statements	S-2
Prospectus Supplement Summary	S-3
About FX Energy	S-4
The Offering	S-4
Risk Factors	S-5
Use of Proceeds	S-6
Dilution	S-6
Price Range of Common Stock	S-7
Dividend Policy	S-7
Plan of Distribution	S-7
Legal Matters	S-8
Experts	S-8
Incorporation of Certain Documents by Reference	S-9
Where You Can Find Additional Information	S-10

PROSPECTUS

About this Prospectus	2
Available Information	3
The Company	3
Forward-Looking Statements	5
Risk Factors	6
Use of Proceeds	7
Ratio of Earnings to Fixed Charges	7
Description of Capital Stock	7
Description of Warrants	10
Description of Debt Securities	12
Material Federal Income Tax Consequences	16
Plan of Distribution	17
Legal Matters	18
Experts	18
Information Incorporated by Reference	19

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “FX Energy,” “we,” “us,” “our,” or similar references mean FX Energy, Inc., and its subsidiaries on a consolidated basis.

This document is in two parts.  The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement.  To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any dealer, salesperson, or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus.  You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus that we may authorize to be provided to you.  This prospectus supplement, the accompanying prospectus, and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement, the accompanying prospectus, and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus, and any related free writing prospectus is delivered or common stock is sold on a later date.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you.  Moreover, such representations, warranties, or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents that we have filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are subject to the “safe harbor” created by those sections.  These forward-looking statements are subject to a number of risks, uncertainties, and assumptions relating to, among other things:

•	whether we will be able to discover and produce gas or oil in commercial quantities from any exploration prospect;

•
whether we will be able to borrow funds to develop our oil and gas discoveries in Poland from our current principal lenders or from any other commercial lenders, even if we increase substantially the quantity and value of our reserves that we may be willing to encumber to secure repayment of such borrowings;

•	whether the quantities of gas or oil we discover will be as large as our initial estimate of an exploration target area’s gross unrisked potential;

•	whether the estimated probable oil and gas reserves will ever be proved;

•	whether we will be able to obtain capital sufficient for our anticipated exploration and other capital expenditures;

•	how our efforts to obtain additional capital will affect the trading market for our securities;

•	whether actual exploration risks, schedules, and sequences will be consistent with our plans and forecasts;

•	the future results of drilling or producing individual wells and other exploration and development activities;

•	the prices at which we may be able to sell gas or oil;

•	foreign currency exchange-rate fluctuations;

•
the financial and operating viability and stability of the Polish Oil and Gas Company, or PGNiG, and other third parties with which we conduct business and on which we rely to supply goods and services and to purchase our oil and gas production;

•
exploration and development priorities and the financial and technical resources of PGNiG, our principal joint venture and strategic partner in Poland, PL Energia S.A., another partner in Poland, or other future partners;

•	uncertainties inherent in estimating quantities of proved and probable reserves and actual production rates and associated costs;

•	the cost and availability of additional capital that we may require and possible related restrictions on our future operating or financing flexibility;

•	our future ability to attract industry or financial participants to share the costs of exploration, exploitation, development, and acquisition activities;

•	uncertainties of certain terms to be determined in the future relating to our oil and gas interests, including exploitation fees, royalty rates, and other matters;

•
uncertainties, restrictions, and increased costs resulting from the current public interest and regulatory focus on hydraulic fracturing, which we intend to use in our Montana gas exploration of the Alberta Bakken and Three Forks formations;

•
changes in the regulatory regime for the exploration, development, and production of hydrocarbons in Poland, including changes in the scheme through which prices at which we sell our production may be governmentally established or market influenced;

•	uncertainties regarding future political, economic, regulatory, environmental, fiscal, taxation, and other policies in Poland and the European Union;

•	the impact on us, our industry partners, our lenders, and others with which we deal of the continuing sovereign debt crises within the European Union, of which Poland is a member; and

•
the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Analysis of Financial Condition and Results of Operation” and other factors that are not currently known to us that may emerge from time to time.

These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” and other similar words and expressions.  Discussions containing these forward-looking statements may be found, among other places, in this prospectus supplement and under the captions “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission.  These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements.  We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus supplement except as required by law.  Before deciding to purchase our securities, you should carefully consider the risk factors discussed here or incorporated by reference, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  The summary may not contain all the information that you should consider before investing in our common stock.  You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the documents incorporated by reference in the accompanying prospectus, before making an investment decision.  This prospectus supplement may add to, update, or change information in the accompanying prospectus.

ABOUT FX ENERGY

We are an independent gas and oil company focused on exploration, development, and production opportunities in the Republic of Poland, which has known productive areas that are underexplored, underdeveloped, and underexploited today.  We believe the cooperative working environment with PGNiG and others allows us to operate effectively with in-country operating and technical personnel, access geological and geophysical data readily, and interact in general with governmental and industry contacts in Poland.  Poland is a net importer of gas and oil, and its fiscal regime is favorable to foreign investment, which reinforce the attractiveness of Poland.  We also have modest oil production, oilfield service activities, and a shale acreage position in the United States.

FX Energy was incorporated in Nevada in January 1989.  Our principal executive office is at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106, and our telephone number is 801-486-5555.  Our Polish operations are headquartered in Warsaw.  Our website address is http://www.fxenergy.com.  We do not incorporate the information on our website into this prospectus supplement and prospectus, and you should not consider it part of this prospectus supplement and prospectus.

For further information regarding us and our financial information, you should refer to our recent filings with the Securities and Exchange Commission.  See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Shares having an aggregate offering price of up to $50.0 million.

Manner of offering	“At-the-market” offering that may be made from time to time through our agent, MLV, or to it as principal. See “Plan of Distribution” on page S-7.

Use of proceeds
We intend to use the net proceeds from this offering for general working capital purposes and to accelerate planned exploration and development in our project areas in Poland.  See “Use of Proceeds” on page S-6.

NASDAQ Global Select Market symbol	FXEN

Risk factors
This investment involves a high degree of risk.  See “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of risks you should consider carefully before making an investment decision.

RISK FACTORS

An investment in our common stock offered through this prospectus supplement and the accompanying prospectus involves certain risks.  You should carefully consider the specific risks relating to this offering set forth below and relating to our business set forth under the caption “Risk Factors” in our filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, incorporated by reference herein, before making an investment decision.  The risks and uncertainties we have described are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

Our business, financial condition, or results of operations could be materially adversely affected by any of these risks.  The trading price of our securities could decline due to any of these risks, and you may lose part or all of your investment.  This prospectus supplement, the accompanying prospectus, and the incorporated documents also contain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below.  Forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents.  We disclaim any intent to update any forward-looking statements.

Risks Related to this Offering

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering.  Based on an assumed public offering price of $7.75 per share, which was the closing price for the common stock on the NASDAQ Global Select Market on August 23, 2012, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $5.90 per share in the net tangible book value of the common stock below our net tangible book value at June 30, 2012.  See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering.  Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.  Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

As of June 30, 2012, we had 52,926,098 shares of common stock outstanding.  Additionally, if all options outstanding as of such date are exercised prior to their expiration, 633,129 additional shares of common stock could become freely tradable.  Sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of our common stock and also could make it more difficult for us to raise funds through future offerings of common stock.

USE OF PROCEEDS

Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder for general working capital purposes and to accelerate planned exploration and development activities and construction of production facilities in our project areas in Poland.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures.  As a result, our management will have broad discretion to allocate the net proceeds from this offering.  Pending application of the net proceeds as described above, we expect to invest the net proceeds in short-term, interest-bearing, investment-grade securities pursuant to our investment policy.

DILUTION

Our net tangible book value as of June 30, 2012, was approximately $61.6 million, or $1.16 per share of common stock.  Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding.  After giving effect to the sale of our common stock in the aggregate amount of $50.0 million at an assumed offering price of $7.75 per share, the last reported sale price of our common stock on August 23, 2012, and after deducting estimated offering commissions and expenses payable by us, our net tangible book value as of June 30, 2012, would have been $110.3 million, or $1.85 per share of common stock.  This represents an immediate increase in the net tangible book value of $0.69 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $5.90 per share to new investors.  The following table illustrates this per share dilution:

Assumed offering price per share		$7.75
Net tangible book value per share as of June 30, 2012	$1.16
Increase per share attributable to new investors	0.69

As-adjusted net tangible book value per share after this offering		1.85

Net dilution per share to new investors		$5.90

The table above assumes for illustrative purposes that an aggregate of 6,451,613 shares of our common stock are sold at a price of $7.75 per share, the last reported sale price of our common stock on August 23, 2012, for aggregate gross proceeds of $50.0 million.  The shares sold in this offering, if any, will be sold from time to time at various prices.  An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $7.75 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million is sold at that price, would increase our adjusted net tangible book value per share after the offering to $1.88 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $6.87 per share, after deducting commissions and estimated aggregate offering expenses payable by us.  A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $7.75 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $1.83 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $4.92 per share, after deducting commissions and estimated aggregate offering expenses payable by us.  This information is supplied for illustrative purposes only.

The calculations above are based upon 52,926,098 shares of common stock outstanding as of June 30, 2012, and exclude 633,129 additional shares of common stock issuable on the exercise of outstanding options.

PRICE RANGE OF COMMON STOCK

The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as quoted under the symbol “FXEN” on the NASDAQ Global Select Market, or in 2010 and 2011, on the Nasdaq Global Market:

	Low	High
2012:
Third Quarter (through August 23, 2012)	$6.01	$8.23
Second Quarter	4.66	6.00
First Quarter	4.70	6.71

2011:
Fourth Quarter	3.75	6.38
Third Quarter	4.13	10.10
Second Quarter	6.80	9.24
First Quarter	6.20	11.76

2010:
Fourth Quarter	4.12	6.74
Third Quarter	3.02	4.14
Second Quarter	3.40	4.88
First Quarter	2.85	3.55

DIVIDEND POLICY

We have never declared or paid dividends on our common stock.  We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.  Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations and financial condition.

PLAN OF DISTRIBUTION

We have previously entered into an At-The-Market Issuance Sales Agreement with MLV under which we may issue and sell our common stock having aggregate sales proceeds of up to $50.0 million from time to time through MLV acting as agent.  The sales agreement, dated as of December 23, 2010, has been filed as an exhibit to a report filed under the Exchange Act and incorporated by reference in this prospectus supplement.  The sales, if any, of shares made under the sales agreement will be made on the NASDAQ Global Select Market by means of ordinary brokers’ transactions at market prices or as otherwise agreed by MLV and us.  We may instruct MLV not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time.  We or MLV may suspend the offering of common stock upon notice and subject to other conditions.  As an agent, MLV will not engage in any transactions that stabilize the price of our common stock.

We will pay MLV commissions for its services in acting as agent in the sale of common stock.  MLV will be entitled to compensation at a fixed commission rate of up to 3% of the gross sales price per share sold.  We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately $25,000.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and MLV in connection with a particular transaction, in return for payment of the net proceeds to us.  There is no arrangement for funds to be received in an escrow, trust, or similar arrangement.

MLV will act as sales agent on a commercially reasonable efforts basis.  In connection with the sale of the common stock on our behalf, MLV may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of MLV may be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act.

Under the terms of the sales agreement, we may also sell our common stock to MLV, as principal for its own account, at a price negotiated at the time of sale.  If we sell shares to MLV in this manner, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

The offering pursuant to the sales agreement will terminate upon the earlier of: (i) the sale of all common stock subject to the agreement; or (ii) termination of the sales agreement as permitted therein.

MLV and its affiliates may, in the future, provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees.  To the extent required by Regulation M, MLV will not engage in any market-making activities involving our common stock while the offering is ongoing under this prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock being offered has been passed upon for us by Kruse Landa Maycock & Ricks, LLC, Salt Lake City, Utah.  MLV is being represented in connection with this offering by Reed Smith LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of our proved and probable Polish natural gas reserves as of December 31, 2011, incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, were prepared by RPS Energy, an independent engineering firm in the United Kingdom, as stated in its report with respect thereto, and are incorporated by reference in this prospectus supplement and the accompanying prospectus on the authority of such firm as experts in petroleum engineering.

Estimates of our proved United States oil reserves as of December 31, 2011, incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, were prepared by Hohn Engineering, PLLC, an independent engineering firm in Billings, Montana, as stated in its report with respect thereto, and are incorporated by reference in this prospectus supplement and the accompanying prospectus on the authority of such firm as experts in petroleum engineering.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information by referring to those documents.  The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.  We incorporate by reference into this prospectus supplement the documents listed below and any future filings (in all cases, other than the filings or portions thereof deemed to be “furnished” to the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K) we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering:

(1)           our Annual Report on Form 10-K for the year ended December 31, 2011, as filed March 12, 2012;

(2)           our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed May 10, 2012, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as August 9, 2012;

(3)           our Current Reports on Form 8-K as filed February 14, March 12, April 2, April 16, May 10, May 21, June 18, July 11, July 25, August 6, August 9 (two reporting under Item 8.01), August 14, and August 21, 2012; and

(4)           the description of our common stock contained in our Current Report on Form 8-K filed January 23, 2004, including any amendment or report filed for the purpose of updating such description, and the description of the rights attached to our common stock contained in our registration statement filed on Form 8-A filed December 15, 2010, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address: FX Energy, Inc., 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106; attention: Scott J. Duncan, telephone 801-486-5555, facsimile 801-486-5575, e-mail scottduncan@fxenergy.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission.  The registration statement that contains this prospectus supplement, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus supplement.

We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission.  You may read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room.  The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including FX Energy, Inc.  The Securities and Exchange Commission’s Internet site can be found at http://www.sec.gov.